Exhibit 99.1

    April 20, 2010

A. O. Smith reports record first quarter earnings of $1.01 per share

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced record first quarter earnings of $1.01 per share on an increase in sales of approximately nine percent.

First quarter 2010 earnings of $30.9 million or $1.01 per share were higher than the $2.7 million or $0.28 per share reported during the same period in 2009. Non-GAAP earnings in 2009, adjusted for the effect of the Smith Investment Company transaction which closed in April 2009, were $8.7 million or $0.29 per share. Sales for the quarter ended March 31 increased 8.7 percent to $523.4 million compared with first quarter 2009 sales of $481.6 million.

The company’s record first quarter results were due to significant water heater sales growth in China, increased electric motor volumes, lower operating costs throughout the business, and lower raw material costs compared with the first quarter of last year. The previous first quarter earnings record of $.72 per share was set in 2008.

“The economic recovery in China and new product introductions have helped stimulate water heater sales in that important market,” Chairman and Chief Executive Officer Paul W. Jones said. “In addition, many customers in our global motor markets began to replenish inventories in the first quarter which positively impacted motor sales.”

“As a result of the strong first quarter performance, in March we increased our earnings guidance for 2010 to range between $3.20 and $3.40 per share,” Jones commented. “Although there are a number of reasons to be cautious, including the health of the domestic residential and commercial construction markets and the seemingly relentless march upward in raw material costs, we are confident we can manage through these challenges and achieve our profit goals for the year.”

Water Products Company

Water Products first quarter sales increased approximately eight percent to $366.7 million compared with first quarter 2009 sales of $339.0 million. The growth in sales was driven primarily by higher water heater sales in China and Canada.

Operating profit increased almost 51 percent to $43.9 million in the first quarter, the result of the higher sales in China and Canada, lower operating costs, and lower raw material costs. Operating margin in the first quarter was 12.0 percent compared with first quarter 2009 operating margin of 8.6 percent.

Earlier this month, Water Products announced one of the largest new product introductions in its history featuring four new energy-efficient residential product lines. The launch includes:

•	The Voltex ™ hybrid electric heat pump water heater, an Energy Star ® rated product twice as efficient as a standard residential electric water heater;

•	The NEXT hybrid gas water heater, a breakthrough product that combines the best features of tankless and conventional tank-type products;

•	The Cirrex solar water heating system, an Energy Star ® rated product for residential applications; and

•	The Effex residential water heater, the highest-efficiency standard gas water heater on the market.

“We are excited about the improvements in energy efficiency that these products will provide to our residential customers,” Jones said. “All will qualify for a combination of the federal tax credit and various state and utility rebates, making the value proposition even more appealing.”

Water Products will also begin production this month of residential water heaters designed specifically for India at its new water heater plant near Bangalore, India. A. O. Smith is the first U. S- based company to market residential water heaters in India.

Electrical Products

First quarter 2010 sales increased to $157.8 million compared with first quarter 2009 sales of $143.6 million. The almost 10 percent increase in sales was the result of improved demand in all of the company’s markets globally, as well as customers replenishing depleted motor inventories during the first quarter in North America.

Electrical Products reported first quarter operating profit of $14.3 million compared with a loss in the first quarter of 2009. The higher volumes, lower operating costs, and global cost reduction activities contributed to the significant improvement in first quarter profit. First quarter operating margin was 9.1 percent.

Electrical Products announced it has secured several new HVAC accounts for its energy efficient electronically commutated variable speed motor (ECM) technology. The company expects to continue to ramp up production of motors featuring this technology in the residential and light commercial OEM market. Last year, Electrical Products began supplying variable speed pump motors into the leisure market in North America for applications in swimming pool and spa pumps, and the company is forecasting accelerated unit growth in 2010.

Outlook

“The first quarter provides further evidence that our business is continuing to recover in spite of the ongoing weakness in the domestic residential and commercial construction markets. China remains a bright spot, and we expect additional contributions later this year from our seasonal electric motor business,” Jones said. “We expect the positive trends will outweigh the uncertainties caused by volatile commodity costs and consequently believe earnings will range between $3.20 and $3.40 per share in 2010.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Smith Investment transaction impact to reported results

The 2009 first quarter results reflect the impact of the required GAAP accounting related to the company’s previously announced transaction with Smith Investment Company (SICO), which closed April 22, 2009. The company believes that providing non-GAAP earnings information is beneficial to investors in understanding the historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown as part of the financial statements that accompany this release. Future quarterly financial statements will not be affected by the transaction; however, the company will provide non-GAAP financial information for historical comparison purposes. The following tables contain both the GAAP and the Non-GAAP information:

	First Quarter 2010		First Quarter 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings attributable to A. O. Smith Corporation (in $ millions)	$30.9	$30.9	$2.7	$8.7
Earnings Per Share	$1.01	$1.01	$0.28	$0.29
Shares Outstanding (in millions)	30.6	30.6	9.5	30.3

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; further adverse changes in customer liquidity and general economic and capital market conditions; difficulties in integrating the China acquisition, and realizing future growth and profit expectations. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2009 sales of $2.0 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended March 31
	2010	2009
Net sales	$523.4	$481.6
Cost of products sold	378.8	380.2

Gross profit	144.6	101.4
Selling, general and administrative	97.5	84.7
Restructuring and other charges	0.9	1.4
Interest expense	2.6	3.2
Other expense	1.3	0.8

	42.3	11.3
Tax provision	11.4	2.7

Earnings before equity loss in joint venture	30.9	8.6
Equity loss in joint venture	(0.1)	—

Net Earnings	30.8	8.6
Net (earnings) loss attributable to noncontrolling interest	0.1	(5.9)

Net earnings attributable to A.O. Smith Corporation	$30.9	$2.7

Diluted Earnings Per Share of Common Stock	$1.01	$0.28

Average Common Shares Outstanding (000’s omitted)	30,647	9,483

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) March 31 2010	December 31 2009
ASSETS:
Cash and cash equivalents	$79.8	$76.3
Receivables	405.7	373.6
Inventories	240.9	215.1
Deferred income taxes	24.5	26.6
Other current assets	54.9	48.4

Total Current Assets	805.8	740.0
Net property, plant and equipment	407.6	412.3
Goodwill and other intangibles	688.5	687.3
Deferred income taxes	17.7	22.2
Other assets	39.6	39.5

Total Assets	$1,959.2	$1,901.3

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Short-term debt	$149.1	$—
Trade payables	311.5	312.9
Accrued payroll and benefits	38.4	51.6
Product warranties	39.7	38.7
Long-term debt due within one year	21.1	21.1
Other current liabilities	72.9	67.0

Total Current Liabilities	632.7	491.3
Long-term debt	116.4	232.1
Other liabilities	153.7	155.3
Pension liabilities	235.8	232.8
Stockholders’ equity	820.6	789.8

Total Liabilities and Stockholders’ Equity	$1,959.2	$1,901.3

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2010	2009
Continuing
Operating Activities
Earnings from continuing operations	$30.8	$8.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	16.8	16.4
Loss on sale of assets	—	0.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(69.5)	(21.2)
Noncurrent assets and liabilities	9.1	(1.2)
Other	0.2	(0.3)

Cash Provided by (Used in) Operating Activities	(12.6)	3.2

Investing Activities
Capital expenditures	(10.3)	(12.5)
Net cash distributed with spin off of discontinued SICO businesses	—	(7.0)
Proceeds from sale of restricted marketable securities	—	7.5
Proceeds from sale of assets	—	2.0

Cash Used in Investing Activities	(10.3)	(10.0)

Financing Activities
Short-term debt incurred - net	29.7	—
Long-term debt incurred	—	26.6
Long-term debt repaid	—	(6.5)
Net proceeds from stock option activity	2.6	—
Dividends paid	(5.9)	(3.9)

Cash Provided by Financing Activities	26.4	16.2

Net increase in cash and cash equivalents	3.5	9.4
Cash and cash equivalents - beginning of period	76.3	35.3

Cash and Cash Equivalents - End of Period	$79.8	$44.7

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended March 31
	2010	2009
Net sales
Water Products	$366.7	$339.0
Electrical Products	157.8	143.6
Inter-Segment sales	(1.1)	(1.0)

	$523.4	$481.6

Operating earnings
Water Products (1)	$43.9	$29.1
Electrical Products (2)	14.3	(3.1)
Inter-Segment earnings	(0.1)	(0.1)

	58.1	25.9
Corporate expenses (3)	(13.3)	(11.4)
Interest expense	(2.6)	(3.2)

Earnings before income taxes	42.2	11.3
Tax provision	11.4	2.7

Net Earnings	$30.8	$8.6

(1) includes equity loss in joint venture of:	$(0.1)	$—
(2) includes pretax restructuring and other charges of:	$0.9	$0.5
(3) includes pretax restructuring and other charges of:	$—	$0.9

A. O. SMITH CORPORATION

Reconciliation of Non-GAAP Data

(in millions, except per share amounts)

	First Quarter
	2010	2009
Net Earnings attributable to A.O. Smith Corporation, as reported	$30.9	$2.7
Add: Non-GAAP adjustments attributable to net earnings of SICO non-controlling interest and expenses	—	6.0

Adjusted Earnings	$30.9	$8.7

Average Common shares outstanding, as reported (1)	30.6	9.5
Add: Non-GAAP adjustments to weighted average Common shares attributable to SICO non-controlling interest	—	20.8

Adjusted average Common shares outstanding	30.6	30.3

Earnings per Share, as reported	$1.01	$0.28

Adjusted Earnings per Share	$1.01	$0.29

(1)	Reported shares are calculated as the weighted average of SICO shares prior to the closing and A. O. Smith shares after the closing on April 22, 2009.